The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 6, 2019

Preliminary Pricing Supplement (To the Prospectus dated March 30, 2018 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$[•] Buffered SuperTrackSM Notes due March 4, 2021 Linked to the Performance of the iShares® Nasdaq Biotechnology ETF Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	February 28, 2019
Issue Date:	March 5, 2019
Final Valuation Date:*	March 1, 2021
Maturity Date:*	March 4, 2021
Reference Asset:	The iShares® Nasdaq Biotechnology ETF (Bloomberg ticker symbol “IBB UQ <Equity>”)
Buffer Percentage:	10.00%
Maximum Return:**	24.75%
Upside Leverage Factor:	1.50
Payment at Maturity:

If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Reference Asset Return is greater than 0.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × lesser of (a) Reference Asset Return × Upside Leverage Factor and (b) Maximum Return]

Assuming the Maximum Return is set at 24.75%, if the Reference Asset Return is 16.50% or more, you will receive a payment at maturity of $1,247.50 per $1,000 principal amount Note that you hold.

▪                  If the Reference Asset Return is less than or equal to 0.00% but greater than or equal to -10.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Reference Asset Return is less than -10.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

If the Reference Asset Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of your principal at maturity.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Initial Value:	$[•], the Closing Value of the Reference Asset on the Initial Valuation Date
Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date
Reference Asset Return:	The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows: Final Value – Initial Value Initial Value
Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.75%	98.25%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $958.00 and $971.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–3 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of 1.75% of the principal amount of the Notes, or $17.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Closing Value:	The term “Closing Value” means the closing price of the Reference Asset, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06747MDY9 / US06747MDY93

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The Maximum Return will be determined on the Initial Valuation Date and will not be less than 24.75%

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated March 30, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•                  You anticipate that the Reference Asset Return will be greater than 0.00%, and you are willing and able to accept the risk that your return on investment will not exceed the Maximum Return.

•                  You can tolerate a loss of up to 90.00% of the principal amount of your Notes.

•                  You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Asset.

•                  You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•                  You are willing to assume our credit risk for all payments on the Notes.

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•                  You do not anticipate that the Reference Asset Return will be greater than 0.00%.

•                  You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose up to 90.00% of the principal amount of your Notes.

•                  You seek uncapped exposure to any positive performance of the Reference Asset.

•                  You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset.

•                  You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•                  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes.

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Hypothetical Initial Value: 100.00*

▪                 Maximum Return: 24.75%

*            The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent a likely Initial Value. The actual Initial Value will be equal to the Closing Value of the Reference Asset on the Initial Valuation Date.

For information regarding recent values of the Reference Asset, please see “Information Regarding the Reference Asset” in this pricing supplement.

Final Value	Reference Asset Return	Payment at Maturity**	Total Return on Notes
150.00	50.00%	$1,247.50	24.75%
140.00	40.00%	$1,247.50	24.75%
130.00	30.00%	$1,247.50	24.75%
120.00	20.00%	$1,247.50	24.75%
116.50	16.50%	$1,247.50	24.75%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
103.00	3.00%	$1,045.00	4.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
40.00	-60.00%	$500.00	-50.00%
30.00	-70.00%	$400.00	-60.00%
20.00	-80.00%	$300.00	-70.00%
10.00	-90.00%	$200.00	-80.00%
0.00	-100.00%	$100.00	-90.00%

** per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Reference Asset increases from an Initial Value of 100.00 to a Final Value of 105.00.

Because the Reference Asset Return is greater than 0.00%, and because the Reference Asset Return is less than the Maximum Return, you will receive a payment at maturity of $1,075.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 1.50] = $1,075.00

The total return on investment of the Notes is 7.50%.

Example 2: The value of the Reference Asset increases from an Initial Value of 100.00 to a Final Value of 120.00.

Because the Reference Asset Return times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,247.50 per $1,000.00 principal amount Note that you hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 24.75%.

Example 3: The value of the Reference Asset increases from an Initial Value of 100.00 to a Final Value of 150.00.

Because the Reference Asset Return times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,247.50 per $1,000.00 principal amount Note that you hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 24.75%.

Example 4: The value of the Reference Asset decreases from an Initial Value of 100.00 to a Final Value of 95.00.

Because the Reference Asset Return is less than 0.00% but not less than -10.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 5: The value of the Reference Asset decreases from an Initial Value of 100.00 to a Final Value of 50.00.

Because the Reference Asset Return is less than -10.00%, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-50.00% + 10.00%)] = $600.00

The total return on investment of the Notes is -40.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or its components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Reference Asset Return is less than -10.00%, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

•                  Potential Return Limited to the Maximum Return—If the Reference Asset Return is greater than 0.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Assuming that the Maximum Return is set at 24.75%, (i) the maximum payment that you may receive at maturity is $1,247.50 per $1,000 principal amount Note that you hold, and (ii) you will not benefit from any appreciation of the Reference Asset beyond a Reference Asset Return 16.50%, which may be significant.

•                  The Payment at Maturity of Your Notes is Based Solely on the Closing Value of the Reference Asset on the Final Valuation Date—The Final Value (and resulting Reference Asset Return) will be based solely on the Closing Value of the Reference Asset on the Final Valuation Date. Accordingly, if the value of the Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of the Reference Asset at any time prior to such drop.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  Owning the Notes is Not the Same as Owning the Reference Asset, the Securities Composing the Underlying Index or the Component Securities Held by the Reference Asset—The return on the Notes may not reflect the return you would realize if you actually owned the Reference Asset, the securities composing the underlying index, which the reference Asset is designed to track (“Underlying Index”), or the component securities held by the Reference Asset. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset, the securities composing the Underlying Index or the component securities held by the Reference Asset would have.

•                  Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The value of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Asset and the Value of the Notes:

o                Management Risk. This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. Because, however, the Reference Asset is not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Asset could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk. The Reference Asset may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Asset invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Reference Asset may not replicate the performance of, and may underperform, its Underlying Index. The Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Reference Asset and the Underlying Index or due to other circumstances. During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets”, the investment objective of the Reference Asset is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in the relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government action and regulation, technological development, and supply and demand for the products and services offered by such companies. Any adverse development in the particular sector tracked by the Reference Asset may have a material adverse effect on the securities held in the portfolio of the Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset or its components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Asset and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the Notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Asset and the components of the Reference Asset;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSET

We have derived all information contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the Reference Asset’s prospectus dated August 1, 2017 and other publicly available information.

We have not independently verified the information in the Reference Asset’s prospectus or any other publicly available information regarding the Reference Asset. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The Reference Asset is a separate investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Reference Asset.

The Reference Asset is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IBB”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–92935 and 811–09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the Reference Asset, please see the prospectus for the Reference Asset. In addition, information about iShares® and the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Reference Asset. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of biotechnology and pharmaceutical equities listed on NASDAQ, as measured by the NASDAQ Biotechnology Index. For more information about the NASDAQ Biotechnology Index, please see “—The NASDAQ Biotechnology Index” below.

As of February 4, 2019, the Reference Asset’s top holdings by sector were Biotechnology (80.56%), Pharmaceuticals (9.96%) and Life Science Tools and Services (8.61%).

The Reference Asset uses a representative sampling indexing strategy to try to track the NASDAQ Biotechnology Index. The Reference Asset generally invests at least 90% of its assets in securities of the NASDAQ Biotechnology Index and depository receipts representing securities in the NASDAQ Biotechnology Index. In addition, the Reference Asset may invest up to 10% of its assets in other securities, including securities not in the NASDAQ Biotechnology Index, but which BFA believes will help the Reference Asset track such index, futures contracts, options on futures contracts, other types of options and swaps related to the NASDAQ Biotechnology Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Reference Asset pursues a “representative sampling” indexing strategy in attempting to track the performance of the NASDAQ Biotechnology Index. Representative sampling means that the Reference Asset generally invests in a representative sample of securities that collectively has an investment profile similar to that of the NASDAQ Biotechnology Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the NASDAQ Biotechnology Index. The Reference Asset may or may not hold all of the securities in the NASDAQ Biotechnology Index.

Correlation and Tracking Error

The NASDAQ Biotechnology Index is a theoretical financial calculation, while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the NASDAQ Biotechnology Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the NASDAQ Biotechnology Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The NASDAQ Biotechnology Index

We have derived all information contained in this preliminary pricing supplement regarding the NASDAQ Biotechnology Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, NASDAQ OMX Group, Inc. (“NASDAQ OMX”). Further, NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of, the NASDAQ Biotechnology Index at any time.

The NASDAQ Biotechnology Index is calculated, published and disseminated by NASDAQ OMX and is designed to measure the performance of equity securities listed on NASDAQ that are classified as either biotechnology or pharmaceuticals according to the Industry Classification Benchmark (“ICB”) and that also satisfy certain eligibility criteria.

Index Calculation

The NASDAQ Biotechnology Index is calculated under a modified capitalization weighted methodology. On November 1, 1993, the NASDAQ Biotechnology Index began with a base value of 200.00. The value of the NASDAQ Biotechnology Index equals the aggregate value of the Index share weights of each of the securities included in the NASDAQ Biotechnology Index multiplied by each such security’s last sale price, and divided by the divisor of the NASDAQ Biotechnology Index. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for reporting purposes.

Eligibility Criteria

To be eligible for inclusion in the NASDAQ Biotechnology Index, a security must be listed on NASDAQ. Eligibility for the NASDAQ Biotechnology Index is limited to specific security types only. The security types eligible for inclusion include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests.

To be eligible for inclusion, a security must also meet the following criteria:

•                  the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•                  the issuer of the security must be classified according to the ICB as either biotechnology or pharmaceuticals;

•                  the security may not be issued by an issuer currently in bankruptcy proceedings;

•                  the security must have a market capitalization of at least $200 million;

•                  the security must have an average daily trading volume of at least 100,000 shares;

•                  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion;

•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•                  the issuer of the security must be “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing)

Annual Evaluation

The component securities are evaluated annually in December. The eligibility criteria are applied using market data through the end of October and are updated for total shares outstanding submitted in publicly filed SEC documents through the end of November. Included securities that do not satisfy the eligibility criteria are removed, and eligible securities not currently included are added. Security additions and deletions are made effective after the close of trading on the third Friday in December.

Moreover, if at any time during the year other than at the annual evaluation an included security no longer satisfies the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion, the security is removed and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities included in the NASDAQ Biotechnology Index are monitored on a daily basis by NASDAQ OMX with respect to changes in price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuances, or other corporate actions. Index share weights for included securities that are affected by corporate actions are adjusted by the same percentage amount by which the total shares outstanding of such securities have changed. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December.

Index Rebalancing

The NASDAQ Biotechnology Index employs a modified market capitalization weighting methodology. At each quarter, the NASDAQ Biotechnology Index is rebalanced such that the maximum weight of any security included in the Index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities included in the Index. If, after such redistribution, any of the 5 highest ranked securities included in the NASDAQ Biotechnology Index are weighted below 8%, these securities are not capped. Next, any remaining securities included in the NASDAQ Biotechnology Index in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining included securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each included security, using the last sale price of such security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding of such security. Index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index and dividing the modified market capitalization for each included security included by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Reference Asset

The graph below sets forth the historical performance of the Reference Asset based on the daily Closing Values from January 1, 2014 through February 4, 2019. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the iShares® Nasdaq Biotechnology ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Asset. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.